                               LONG TERM AGREEMENT

                    FOR THE PURCHASE AND SALE OF ELECTRICITY

                                     BETWEEN

                          SIERRA PACIFIC POWER COMPANY

                                       AND

                        NEVADA GEOTHERMAL POWER PARTNERS

                               LONG TERM AGREEMENT
                                     BETWEEN
                          SIERRA PACIFIC POWER COMPANY
                                       AND
                        NEVADA GEOTHERMAL POWER PARTNERS

                                TABLE OF CONTENTS

Section                                                                     Page
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                               LONG TERM AGREEMENT
                                     BETWEEN
                          SIERRA PACIFIC POWER COMPANY
                                       AND
                        NEVADA GEOTHERMAL POWER PARTNERS

                          TABLE OF CONTENTS-(Continued)

Section                                                                     Page
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                               LONG-TERM AGREEMENT
                            FOR THE PURCHASE AND SALE
                                 OF ELECTRICITY

     THIS AGREEMENT, for the purchase and sale of electricity is entered into as of the date of its execution by and between SIERRA PACIFIC POWER COMPANY, a
Nevada Corporation ("Sierra"), and NEVADA GEOTHERMAL POWER PARTNERS, LIMITED
PARTNERSHIP; a Nevada limited partnership of which Hot Springs Power Company, a
Nevada Corporation, is the managing general partner ("Seller"). Seller and
Sierra hereinafter are sometimes referred to individually as "Party" and collectively as "Parties".

1. Recitals. This Agreement is based upon the following facts:

     (a) Sierra is a public utility engaged in the purchase, production, transmission, distribution, and sale of electric energy; and

     (b) Sierra purchases the capacity and energy produced by Qualifying
Facilities pursuant to provisions of the Public Utility Regulatory Policies Act of 1978 ("PURPA") and the rules and regulations promulgated thereunder by the
Federal Energy Regulatory Commission ("FERC"), the California Public Utility
Commission ("CPUC"), and the Public Service Commission of Nevada ("PSCN"); and

     (c) Sierra requested proposals from a number of geothermal developers that could develop Qualifying Facilities, as that term is defined below, to fill a need for approximately 12,000 kilowatts of long term capacity at the least cost and in the most reliable manner; and

     (d) The Seller presented a proposal for a 13,500 kilowatt geothermal generating project located on the Brady Hot Springs Known Geothermal Resource
Area in Churchill County in Sierra's Nevada service territory, and

                                        1

     (e) Seller has represented that it shall obtain the rights to the real property and underlying geothermal leaseholds to develop Seller's Project; and

     (f) Seller's proposal was submitted under the auspices of the trustee of the Munson Geothermal Inc. Bankruptcy proceedings and as part of their proposal
Seller represented that all pending litigation against Sierra that is before the
Bankruptcy Court would be released in the event that they were chosen by Sierra;
and

     (g) Upon Sierra's review of the proposals received, Sierra chose the
Seller's proposal as the best value proposal to fill a portion of Sierra's long term additional power needs; and

     (h) Seller desires to sell the electric capacity and energy produced at
Seller's generating facility to Sierra pursuant to the provisions of a long term agreement.

     In consideration of the premises and the mutual covenants and conditions contained herein, the Parties agree as follows:

2. Definitions. When used with initial capitalizations, whether in the singular or in the plural, the following terms as used in this Agreement shall have the following meanings:

     (a) "Adjusted Net Metered Output" shall mean Net Metered Output, as adjusted for system transmission losses, if any, pursuant to Section 8.

     (b) "Agreement" shall mean this Long-Term Agreement for the Purchase and
Sale of Electricity.

     (c) "Commercial Operation Date" shall mean 2400 hours on the date upon which Seller's Project meets the criteria set forth in Section 7.

     (d) "Contract Year" shall mean each one (1) year period commencing on either the Commercial Operation Date or each anniversary of such date thereafter, and ending on the next anniversary of the Commercial Operation Date.

                                        2

     (e) "Firm Capacity" shall mean power producing capacity of the Project that shall be available to serve Sierra's Peak Period load during the term of this Agreement.

     (f) "Firm Energy" shall mean energy of the Project that shall be available to serve Sierra's load during the term of this Agreement.

     (g) "Interconnection Equipment" shall mean the equipment and facilities required to effect an electrical interface between Sierra's electrical system and Seller's Project including, but not limited to, electric lines, protective equipment, metering and communication equipment.

     (h) "Net Metered Output" shall mean all electric capacity and energy produced by Seller's Project less Seller's Project Station Use and transformation and transmission losses, if any, between the meter and the Point of Delivery.

     (i) "Peak Period" shall mean the total on-peak and mid-peak hours in a billing period as determined in Section 5 of Exhibit D.

     (j) "Peak Period Capacity" shall mean the average capacity delivered to
Sierra over the Peak Period for any billing period, excluding any hours during which Seller reduced deliveries in response to Sierra's exercise of its economic dispatch rights under subsection 15(b) of this Agreement.

     (k) "Point of Delivery" shall mean the point where Seller's electrical conductors contact Sierra's system as it shall exist whenever the deliveries are being made.

     (l) "Prudent Electrical Practice(s)" shall mean those practices, methods, and equipment, as changed from time to time, that are commonly used in prudent electrical engineering and operations to design and operate electric equipment.

     (m) "Qualifying Facility" shall mean a cogeneration or small power production facility which meets the criteria as defined in Title 18, Code of
Federal Regulations, Section 292.201 through 292.207.

                                        3

     (n) "Scheduled Maintenance Periods" shall mean those times during which
Seller's Project is shut down for routine scheduled maintenance.

     (o) "Seller's Project" or "Project" shall mean a geothermal generating facility located within Sierra's service territory near Fernley, Nevada on the
Brady Hot Springs Known Geothermal Resource Area. Such Project shall consist of all geothermal production and injection wells, geothermal fluid collecting and processing facilities, electric generators, turbine(s), cooling facilities, electrical interconnection facilities, and other associated plant facilities.
Specific make, model, and generator nameplate rating for the generating units are contained in Exhibit A.

     (p) "Station Use" shall mean the capacity and energy used to operate the
Project's auxiliary equipment. Auxiliary equipment includes, but is not limited to, forced and induced draft fans, well pumps, air coolers, boiler feed pumps, lubricating oil systems, plant lighting, fuel handling systems, control systems, and sump pumps.

3. Exhibits. The following Exhibits A through P are attached hereto and incorporated herein by reference. Exhibits C, G, H, I, J and K, upon approval by the PSCN of any amendments or supplements to, or replacements of such rules or schedules, shall be modified to reflect such amendments, supplements, or replacements. Exhibits A, E, F, L, M, N, O and P may be modified by mutual agreement of the Parties. Exhibit B shall be modified pursuant to Section 6 of this Agreement. Exhibit D shall be modified pursuant to Sections 5 and 6 of
Exhibit D.

     Exhibit A   Project Unit Listing

     Exhibit B   Capacity Table

     Exhibit C   Schedule CSPP

     Exhibit D   Payment Schedule

     Exhibit E   Sample Billing Calculations

     Exhibit F   Estimated Project Schedule

     Exhibit G   Rule No. 16, Service Connections, Meters, and Customer's
                 Facility

     Exhibit H   Rule No. 17, Meter Tests and Adjustments of Bills for Error

     Exhibit I   Rate Schedule FSS, Firm Standby Service

     Exhibit J   Rule No. 2, Description of Service

     Exhibit K   Rule No. 15, Cogenerators and Small Power Producers (QFs)

     Exhibit L   SPPCo. Engineering Standard 2.2GN02

     Exhibit M   Facility Wiring Diagram and Specifications

     Exhibit N   Final Interconnection Drawing

     Exhibit O   Milestones Schedule

     Exhibit P   Semi-Annual Project Report

4. Term and Termination. This Agreement shall be effective from the date of its execution by both Parties and shall continue thereafter for a term of thirty
(30) years after 2400 hours on the Commercial Operation Date (the "Term");
provided, however that this Agreement shall terminate earlier pursuant to the provisions of Sections 29 and 30.

     This Agreement may be terminated at any time by written notice from Sierra to Seller in the event any of the following conditions occur:

     (a) Seller fails to meet any one of the milestone completion dates pursuant to Section 9 of this Agreement.

     (b) Seller's Project does not deliver any capacity and energy to Sierra during any continuous 180 day period after the Commercial Operation Date of such
Project and Seller is not exercising reasonable efforts to resume operation of the Project.

     In the event of a termination, all rights and liabilities _______ under this Agreement shall be preserved until satisfied.

     A notice of termination under this section shall be delivered under the provisions of Section 22.

5. Remedies. Upon either Party's failure to perform any condition of this
Agreement, the other Party, except to the extent specifically limited by this
Agreement, may exercise any rights or remedies it may have in law or in equity including but not limited to compensation for monetary damages, injunctive relief and specific performance; provided, however, that neither Party shall be liable to the other Party for any indirect, consequential, incidental, punitive or exemplary damages. The definition of consequential damages shall include a claim for lost profits by the Seller.

6. Sale of Capacity and Energy.

     (a) Subject to the provisions of this Agreement Seller shall provide to
Sierra and Sierra shall purchase Firm Capacity and Firm Energy in the following manner:

          (1) Peak Period Capacity during each billing period in the Term hereof in amounts not less than the Peak Period Capacity values specified in
     Exhibit B, and

          (2) Firm Energy which is expected to total approximately 111,500,000 kilowatt hours in any Contract Year subject to the restrictions specified in Section 15 of this Agreement.

     (b) At the end of the third Contract Year, and the end of each Contract
Year thereafter, Sierra shall perform the following calculations: 1) calculate the three year average of the Peak Period Capacity for the three immediately preceding years by adding the billing period Peak Period Capacity for those thirty-six (36) months and dividing by thirty-six (36). 2) If such average is below 95%

and greater than or equal to __% of the Peak Period Capacity value in Exhibit B, then the capacity rate for the next year shall be reduced 1% for each percent or portion thereof that the average is below 100%; 3) If the average is less than
85% of the Peak Period Capacity value in Exhibit B, then the Seller shall pay
Sierra the sum of $1,000,000 as and for liquidated damages. This shall be a lump sum payment in 1990 dollars and shall be escalated at GNPD beginning the year
1991 up to the year of the payment. This amount will be billed as soon as reasonably practicable after the determination of the three year average and shall be due within thirty (30) days of such billing.

     If the three year rolling average is less than 85% of the Average Peak
Period Capacity Value then specified in Exhibit B, then each of the Exhibit B
Peak Period Capacity values shall be replaced by the average Peak Period
Capacity value for that billing period in the three year period described above.
Said average Peak Period Capacity value shall be calculated by adding the Peak
Period Capacity value for that billing period in each of the previous three years and dividing by 3. Sierra shall prepare a revised Exhibit B to incorporate such revised Peak Period Capacity values and such revised values shall be used thereafter, effective the first month of the new Contract Year. The capacity rate will revert back to the amount specified in Exhibit D effective with the revised Exhibit B. At the end of the next three contract years, and the end of each Contract Year thereafter, Sierra shall repeat the calculations 1, 2, 3 above.

     (c) The Parties agree that Sierra will be substantially damaged in amounts that will be difficult or impossible to determine if the Seller's Project does not maintain a Peak Period Capacity value at or above 85% of the original Peak
Period Capacity values specified in Exhibit B. Therefore, the Parties have agreed on sums which the Parties agree are reasonable as liquidated damages for such occurrence. It is further understood and agreed that the payment of the liquidated

damages is in lieu of actual damages for such occurrence. Seller hereby waives any defense as to the validity of any liquidated damages provision in this
Agreement.

7. Determination of Commercial Operation Date.

     (a) Seller shall demonstrate the Project capability during a shakedown period of sustained operation prior to declaring the Project commercially operable. The shakedown period of sustained operation shall be thirty (30)
continuous days during which period the plant shall generate for a minimum of
500 hours. The average generation net output level during the 500 hours shall be at least 67% of the Peak Period Capacity value shown in Exhibit B corresponding to the billing period in which the shakedown test is completed, provided that, if the 500 hours span two (2) billing periods, the Peak Period Capacity value shall be the weighted average of the two billing periods values based upon the proportion of hours of operation in each billing period. Sierra shall review recorded data to verify completion of the shakedown test.

     (b) As soon as possible after successful completion of the shakedown test,
Seller shall notify Sierra verbally and subsequently in writing pursuant to
Section 23 that the Project capability demonstration has been completed and shall provide certification from independent professionals that the Project is commercially operable. Such documentation shall certify that all major equipment and auxiliary systems are installed and operational and are capable of continuous operation for the Term in support of Project performance in accordance with Exhibit B.

     (c) (1) Coincident with or subsequent to Sierra's review of the data described in Section 7(a) above, Seller may begin the test period for determination of the Commercial Operation Date. Said test period shall consist of 100 hours of continuous operation, designated by Seller, and delivery of capacity and energy by the Project to Sierra. As soon as possible,

                                        8

     but not less than seven (7) days after the completion of the test period of
     100 hours, Seller shall notify Sierra verbally that the test is complete, and specify the beginning and ending hour of said 100 hour test period.
     Seller shall submit such notification in writing pursuant to Section 23 to
     Sierra within seven (7) days of the verbal notification.

          (2) Sierra will determine the average of the 25 maximum on-peak and mid-peak hours of Adjusted Net Metered Output during the test period (the
     "Qualifying Average"), regardless of whether said 25 hours are continuous.

          (3) If the Qualifying Average does not equal or exceed 90% of the Peak
     Period Capacity value shown in Exhibit B corresponding to the billing period in which the 100 hour test is completed, the Project shall not be declared commercially operable for establishment of a Commercial Operation
     Date; provided that, if the 100 hour test spans two (2) billing periods, the Peak Period Capacity value shall be the weighted average of the two billing period values based upon the proportion of test hours in each billing period.

          (4) If the Qualifying Average equals or exceeds 90% of the Peak Period
     Capacity value shown in Exhibit B corresponding to the billing period in which the 100 hour test is completed, the Project shall be declared commercially operable for establishment of a Commercial Operation Date;
     provided that, if the 100 hours test spans two (2) billing periods, the
     Peak Period Capacity value shall be the weighted average of the two billing period values based upon the proportion of test hours in each billing period.

8. Rate.

     (a) Net Metered Output quantities shall be reduced to reflect the additional system transmission losses, if any, that are determined to be applicable

to Seller's Project. The amount of the reduction shall be determined in the interconnection study to be performed by Sierra for this Project. Sierra may, upon __ days written notice, but no more often than once in any 12 month period,
________ the additional system transmission losses. Sierra shall submit in such notice justification for the change, including any study results used in making such determination. All payments under this Agreement shall be based upon the
Adjusted Net Metered Output quantities.

     (b) Sierra shall pay Seller for the Adjusted Net Metered Output of Seller's
Project produced between the effective date of this Agreement and 2400 hours on the Commercial Operation Date pursuant to Exhibit C, Schedule CSPP.

     (c) If the Commercial Operation Date of the Project is on or before 2400 hours on October 1, 1991, then Sierra shall pay Seller, during the period commencing on the Commercial Operation Date and continuing for the Term, for all
Adjusted Net Metered Output purchased from Seller's Project pursuant to the applicable provisions set forth in Exhibit D.

     (d) If the Commercial Operation Date of the Project is after 2400 hours on
October 1, 1991, but on or before 2400 hours on May 1, 1992, then Sierra shall pay Seller, during the period commencing on the Commercial Operation Date and continuing for the Term, for all Adjusted Net Metered Output purchased from
Seller's Project pursuant to the applicable provisions set forth in Exhibit D.

9. Project Schedule.

     (a) Seller shall complete each Project milestone specified in Exhibit O,
Milestones Schedule, on or before 2400 hours on the date specified for each milestone listed in Exhibit O and shall provide Sierra acceptable written documentation as specified in Exhibit O certifying such milestone completion.
Such documentation shall be provided pursuant to Section 22 within ten (10) days of the milestone completion date.

                                       10

     (b) Seller shall provide Sierra with the specific amount of: (1) steam in pounds per hour, (2) pressure in pounds per square inch and (3) temperature in degrees Fahrenheit, (all measured or recorded at the turbine inlet valve) which are necessary to operate the Project at the average of the Peak Period Capacity value specified in Exhibit B. Data shall be provided to Sierra by 2400 hours on
February 28, 1991. Subject to Sierra's review and acceptance, Seller may change this data no later than concurrent to completion of Item 3 in Exhibit O. This information will be used as a baseline and monitoring tool for items 3 and 7 in
Exhibit O.

     (c) Sierra shall acknowledge receipt of the documentation from Section 9
(a) and 9(b) and shall provide Seller with written acceptance or denial within ten (10) days of receipt of the documentation. If any milestone is not completed by 2400 hours on the date specified, this Agreement may be terminated effective
2400 hours on the specified milestone date.

     10. Metering. Seller's Adjusted Net Metered Output shall be determined by meters installed at or compensated to the Point of Delivery and adjusted for appropriate system transmission losses pursuant to Section 8(a). The metered quantities shall be the gross Project output less Station Use. All meters will be sealed, operated, and tested in accordance with Sierra's Electric Rules No.
16 and No. 17, Exhibits G and H, respectively.

11. Guarantees.

     (a) Upon signature of this Agreement by Seller, Seller shall provide to
Sierra an earnest money deposit of $67,500 based upon a fee of $5.00 per KW and a capacity of 13,500 KW. The deposit may be in the form of cash, an irrevocable letter of credit, or another form acceptable to Sierra. Such deposit, if other than cash, shall list Sierra as beneficiary and provide Sierra with clear first rights to the deposit in the event of a default as noted below.

                                       11

     (b) In the event Seller does not complete a milestone in accordance with
Section 9 of this Agreement, withdraws the Project, cancels the Project for any reason including force majeure, or does not achieve a Commercial Operation Date pursuant to Section 7 on or before 2400 hours on October 1, 1991, Seller shall forfeit the $67,500 deposit to Sierra.

     (c) Sierra will refund the deposit to Seller if the Seller establishes a
Commercial Operation Date for the Project pursuant to Section 7 of this
Agreement on or before 2400 hours on October 1, 1991.

12. Seller's Purchase of Capacity and Energy.

     (a) Subject to Sierra's transmission capacity limitations, Sierra agrees to provide electric capacity and energy to meet Seller's Station Use at times when
Seller's Project generation output is less than the Project Station Use. Such service shall be provided pursuant to the applicable rate schedule contained in
Exhibit I, Schedule FSS, which is applicable to the backup/standby service that is being provided to Seller under this Agreement. Such sale shall be subject to the provisions of Exhibit J, Rule No. 2, Description of Service.

     (b) Seller agrees to limit the starting inrush electric current of its generators and motors so as not to cause more than a four (4) percent voltage dip on Sierra's transmission system to which Seller's Project is interconnected.

13. Payment.

     (a) Peak Period Capacity and Firm Energy sold by Seller to Sierra pursuant to Section 6, shall be determined by meters installed at or compensated to the
Point of Delivery. Such meters shall be read by Sierra during a billing period as defined in Exhibit D and such metered amounts shall be used by Sierra to calculate the payment to Seller pursuant to Section 8. Within thirty (30) days of receipt of such meter readings, Sierra shall deliver payment for such Peak
Period Capacity and Firm Energy to Seller at the address provided in Section 23.

                                       12

     (b) Electricity supplied by Sierra to Seller pursuant to Section 12 shall be paid for by Seller upon receipt of billing from Sierra, pursuant to Exhibit
I. Should Seller fail to pay statement(s) from Sierra in full pursuant to
Exhibit I, Sierra may offset future payments to Seller under this Agreement by such amounts.

14. Maintenance.

     (a) Seller shall provide Sierra with a list of proposed Scheduled
Maintenance Periods by April 1 of each calendar year for the following 24 month period, but not later than six (6) months prior to beginning the proposed scheduled maintenance. This list shall be subject to Sierra's review and acceptance. Review and acceptance of the proposed maintenance schedule shall be completed promptly but in no event longer than sixty (60) days after receipt by
Sierra. Such acceptance shall not be unreasonably withheld. The Parties shall coordinate such maintenance in order to minimize the impact on the Parties'
systems. Sierra shall provide Seller with a list of scheduled maintenance periods on equipment that will impact the delivery of capacity and energy from
Seller's Project as soon as reasonably practicable.

     (b) In the event the Project must be shut down for unscheduled maintenance,
Seller shall notify Sierra as soon as practicable of the necessity of such shutdown, the time when such shutdown has occurred, or will occur, and the anticipated duration of the shutdown. Seller shall take all reasonable measures and exercise reasonable efforts to avoid unscheduled maintenance and to limit the duration of the shutdown.

     (c) An operating procedures document prepared by Sierra which details the operation procedures to be followed by the Project operators and Sierra's dispatchers shall be executed by the Parties prior to delivery of capacity and energy from the Project.

                                       13

15. Continuity of Deliveries and Economic Dispatch.

     (a) Subject to Prudent Electrical Practices, Sierra may require Seller to curtail, interrupt, or reduce deliveries on Net Metered Output, in order for
Sierra to construct, install, maintain, repair, replace, remove, investigate, or inspect any of Sierra's equipment or any part of its system, or if Sierra determines that curtailment, interruption, or reduction is necessary because of emergencies or operating conditions on its system, other than economic dispatch which is described in Section 15(b) below. Sierra may require that Seller reduce its generation on any hour that Sierra would otherwise be required to operate
Sierra's plants below a minimum operational level. In such circumstances, Sierra shall not be obligated to accept deliveries of, or pay Seller for, Adjusted Net
Metered Output that otherwise would have been delivered during such period of curtailment, interruption, or reduction. Sierra shall use reasonable efforts to resume acceptance as soon as is reasonably practicable.

     (b) Sierra shall have the right to economically dispatch the Project for a maximum of 4,000,000 kilowatt hours of Adjusted Net Metered Output each Contract
Year. Such economic dispatch capability shall be exercised by verbal notice to
Seller by Sierra by 1000 hours on the day preceding the day on which the Project will be economically dispatched. Such notice shall include the hours and the reduced energy price for such hours. Seller shall have the option of accepting the reduced energy payment as specified by Sierra at the time of such notice for continued deliveries of capacity and energy, or discontinuing delivery of capacity and energy for the period described in Sierra's notice. Seller shall notify Sierra verbally by 1100 hours of the option Seller has selected.

     For any month in which Sierra exercises its economic dispatch rights for energy under this subsection, Sierra shall provide Seller an accounting of the reduced energy price contained in the verbal notice by Sierra to Seller. Such

                                       14

accounting shall be included as part of the following month's payment to Seller as provided in Section 13.

16. Project Design, Construction, and Operation.

     (a) Seller shall, at Seller's expense, design, construct, install, operate, and maintain Seller's Project. Specific special Project requirements as noted in the interconnection study to be conducted by Sierra shall be incorporated into the design of the Project. Seller shall provide Sierra with those specifications, drawings, and electrical data concerning the Project necessary to allow Sierra to make stability and protection studies. All specifications and changes in specifications, including new or additional equipment, shall be subject to Sierra's review and acceptance. Such review and acceptance shall be completed promptly but in no event longer than sixty (60) days after receipt by
Sierra and shall be for the sole purpose of insuring that Seller's Project is compatible with Sierra's system. Such acceptance shall not be unreasonably withheld. Sierra's acceptance of Seller's specifications, drawings, and electrical data shall not be construed as confirming nor endorsing the design, nor as a warranty of safety, durability, or reliability of the Project. Sierra shall not, by reason of any review, acceptance, or failure to review, be responsible for the Project, including but not limited to the strength, details of design, adequacy or capacity thereof, nor shall Sierra's acceptance be deemed to be an endorsement of the Project.

     (b) The design and construction of the Project shall be Seller's responsibility, and Seller shall ensure that the requirements of all applicable federal, state, and local laws, and all regulations promulgated by such laws are met. Prior to commencement of generation, and upon completion of any major changes, Seller at Seller's expense, shall arrange for the Project to be inspected and approved by appropriate federal, state, and local officials to the extent required by applicable law.

                                       15

     (c) Once Seller's ___ Sierra's electrical facilities are connected, both
Parties will operate their respective facilities in accordance with Exhibit K,
Rule _. 15, Exhibit L, Sierra's Specification 2.2 GN 02, and revisions and replacements thereto; Exhibit M, the Facility Wiring Diagram and Specifications
and Exhibit N, Final Interconnect Drawing agreed upon by the Parties to this
Agreement. The Parties acknowledge that with operating experience adjustment of the operating requirements may be necessary.

     (d) Sierra's obligation to interconnect Seller's Project is contingent upon the approval of plans and specifications described in Section 17 below.

     (e) Seller shall be responsible for the operation, maintenance, and refurbishment of the Project to insure continued delivery of Firm Energy and
Peak Period Capacity pursuant to Section 6(a). Refurbishment shall include, but not be limited to the drilling of additional wells and the installation of replacement or additional generating equipment. Sierra shall have the right to review any proposed refurbishments, modifications or installations made by
Seller and witness all such refurbishments, modifications or installations and any formal well tests on production, injection, and slim hole wells performed by
Seller. Seller shall provide Sierra with thirty (30) days prior notice of its intent to perform any refurbishments, modifications, installations, or formal well tests or in the event of unplanned maintenance such notice shall be given as soon as reasonably practicable.

     (f) Should seller elect to construct an additional geothermal facility or facilities utilizing the same resource used by the Project, Seller warrants that the additional facility or facilities will be operated in a manner which will not reduce or interfere in any way with the extent or availability of geothermal fluid to operate the Project in accordance with this Agreement.

                                       16

     (g) Seller shall ____ available to Sierra during the construction period of the Project all pertinent information in connection with Seller's steam supply in the Brady's area, including drilling data, test and well performance, information and any reports pertaining to the reservoir. Sierra shall hold this information confidential to the extent such information is designated as such by the Seller.

     (h) Seller shall provide to Sierra on January 1 and July 1 of each year, a
Semi-annual Project Report which shall include, but not be limited to the information described in Exhibit P. In February of each year, Seller and Sierra shall meet to conduct an annual review of plant and resource performance.
Additional meetings shall be held as necessitated by Project performance.

17. Interconnection.

     (a) Seller shall install all Seller's Interconnection Equipment. Seller's
Interconnection Equipment shall be of utility grade and of a rating sufficient to accommodate the delivery of the generation under this Agreement. Seller shall allow Sierra to review the adequacy of all protective devices and to establish requirements for settings and periodic testing; provided, however, that neither such action or inaction by Sierra shall be construed as warranting the safety or adequacy of Seller's Interconnection Equipment. Seller shall not make any modification to Seller's Interconnection Equipment which substantially affects the delivery of electricity without advance written notification to Sierra and ultimate acceptance of each change by Sierra. Such review shall be done promptly but in any event no longer than sixty (60) days from Sierra's receipt of all information necessary for such review. Such acceptance shall not be unreasonably withheld. All such equipment installed hereunder shall conform with the National
Electrical Code. Seller shall reimburse Sierra for Sierra's costs associated with initial and periodic testing of Seller's Interconnection Equipment.

                                       17

     (b) Connection of Seller's Interconnection Equipment' Sierra's system shall be by or under the direction of Sierra at Seller's expense. Sierra shall schedule and complete the final interconnection and testing of the interconnection facilities pursuant to a Special Facilities Agreement.

     (c) In the event that it is necessary for Sierra to install any facilities and equipment on Sierra's system or to reinforce Sierra's system to accommodate
Seller's deliveries, Seller shall reimburse Sierra for all of Sierra's costs associated therewith, in accordance with the provisions of a Special Facilities
Agreement. Not less often than annually, Seller shall also reimburse Sierra pursuant to Section 14 above, for all of Sierra's operation and maintenance costs as determined by Sierra, resulting from Sierra's installation of facilities and equipment under a Special Facilities Agreement. In addition,
Seller shall pay for the cost of the replacement of any such facilities during the term of this Agreement. Sierra shall use reasonable efforts to minimize such costs.

18. Conditions. The obligation of Sierra to accept delivery of or purchase capacity and energy under this Agreement is conditioned upon receipt of copies of the following documents by Sierra prior to the initial delivery of Adjusted
Net Metered Output.

     (a) Evidence of the certification of Seller's Project as a cogeneration or small power production facility pursuant to PURPA and the regulations promulgated pursuant to said Act; and

     (b) Evidence of application for and receipt by Seller of any permits or other approvals required by Chapter 704 of the Nevada Revised Statutes; and

     (c) A statement by independent qualified professionals sufficient to establish that Seller's Project has geothermal resource supply and generation equipment capable of producing energy and capacity at the monthly values noted
in Exhibit B for the full Term of this Agreement; and

                                       18

     (d) Plans and specifications for Seller's Project ___ Interconnection
Equipment which are acceptable to Sierra, as set forth in Sections 16 and 17 above; and

     (e) Evidence that Seller has made all filings necessary to qualify to do business in the State of Nevada.

19. Liability and Indemnification. Each Party shall indemnify and hold harmless the other Party against and from any and all loss and liability for personal injury, bodily injury or property damage, resulting from or arising out of (1)
the engineering, design, construction, maintenance, or operation of or (2) the making of replacements, additions, or betterments to, the indemnitor's facilities. In addition, Seller shall indemnify and hold harmless Sierra against and from any and all loss and liability for personal injury, bodily injury, property damage, or financial damage claimed by any person or party as a result of the manner in which Seller uses the Project's geothermal resource supply or the facilities which interconnect Seller's Project with Sierra's electrical system. Neither Party shall be indemnified for liability or loss to the extent such liability or loss results from, or is contributed to by, that Party's negligence or willful misconduct. The indemnitor shall, on the other Party's request, defend any suit asserting a claim covered by this indemnity, and shall pay all costs, including reasonable attorney fees, that may be incurred by the other Party in enforcing this indemnity.

20. Insurance.

     (a) Seller shall maintain worker's compensation or self-insurance which satisfies the applicable requirements of Nevada law. Within thirty (30) days after execution of this Agreement, Seller shall provide Sierra with a certificate evidencing such insurance.

     (b) Prior to connection of the Project to Sierra's system, Seller shall secure and continuously carry for the Term hereof, with an insurance company or

                                       19

companies acceptable to Sierra, insurance policies for bodily injury and property damage liability. Such acceptance shall not be unreasonably withheld.
Such insurance shall include: provisions or endorsements naming Sierra as additional insured as its interest may appear; provisions that such insurance is primary insurance with respect to the interest of Sierra and that any insurance maintained by Sierra is excess and not contributory insurance with the insurance required hereunder; cross-liability or severability of insurance interest clause; and provisions that such policies shall not be cancelled or their limits of liability reduced without thirty (30) days prior written notice to Sierra.
Initial limits of liability for all requirements under this Section shall be not less than $1,000,000 for each occurrence.

     (c) Seller shall provide Sierra with a copy of each insurance policy required under this Section, certified as a true copy by an authorized representative of the issuing insurance company or, at the discretion of Sierra, in lieu thereof, a certificate in a form satisfactory to Sierra certifying to the issuance of such insurance. Seller shall submit such documents at the address listed in Section 23 prior to connection of the Project to Sierra's system and at all other times as such insurance policies are renewed or changed.

     (d) If Seller has not obtained such insurance or maintained the status of such insurance, Seller shall not deliver capacity and energy to Sierra, and
Sierra shall have no obligation to accept any tenders of delivery until appropriate insurance is obtained or reinstated. Sierra's obligation to purchase shall be reinstated only upon receipt of certificates of insurance showing that such insurance has, in fact, been obtained or reinstated.

21. Permits, Licenses, and Authorizations. It shall be Seller's responsibility to obtain any and all state, federal, and local permits, licenses, or other documents necessary to the construction and operation of Seller's Project and the sale of

                                       20

energy and capacity _________ to Sierra. If Seller has ___ obtained such documents or maintained the status and approvals they represent, Seller shall not deliver capacity and energy to Sierra and Sierra shall have no obligation to accept any tenders of delivery until the appropriate documents are obtained or reinstated. Sierra's obligation to purchase shall be reinstated only upon receipt of proof that such documents have, in fact, been obtained or reinstated.

22. Right of First Refusal.

     (a) Sierra shall have an exclusive right of first refusal to purchase any
Transfer Interest (as hereinafter defined) on the terms and conditions set forth herein. If Seller or any of its subsidiaries, affiliates or other related entities ever desire to dispose of its or their rights, title, or interest in the Project, or any part thereof (hereinafter referred to as a "Transfer
Interest"), other than by the sale and leaseback of the Project to provide financing for the Project, or if Seller receives a bona fide offer for purchase, lease or other disposition of Project, any part thereof or Seller's interest therein (hereinafter also referred to as a "Transfer Interest"), which offer
Seller is prepared to accept, it shall give notice thereof in writing to Sierra
(the "Notice"). The Notice shall specify the terms under which Seller is prepared to dispose of the Transfer Interest, including the purchase price of the Transfer Interest, or include a copy of the acceptable offer received by
Seller, as the case may be.

     (b) For a period of ninety (90) days after receipt by Sierra of the Notice,
Sierra shall have the right to exercise its right of first refusal with respect to the Transfer Interest by giving written notice thereof to Seller.

     (c) In the event Sierra elects not to exercise its right of first refusal pursuant to the foregoing provisions, Seller may offer the same portion of such transfer interest to a third party or parties. In no event shall such offer be on substantially different terms or at a lower price than those offered to
Sierra,

                                       21

unless such terms or price _____ first been offered to Sierra according to the procedure outlined in this section.

     (d) In the event Sierra elects not to exercise its right of first refusal pursuant to the foregoing provisions and a sale or lease of the Transfer
Interest is not fully consummated, in accordance with the terms and conditions set forth in the Notice, within one year from the date Sierra receives the
Notice, Seller agrees that Sierra shall have right of first refusal to purchase or lease the Facility, or any part thereof, on the same terms and conditions that were previously offered to Sierra. Any sale of any Transfer Interest shall not extinguish Sierra's right of first refusal with respect to any portion of the Project or the Seller, as the case may be, not transferred pursuant to such sale. Sierra shall continue to retain the right of first refusal for any future sale of any transfer interest. Any lease of any Transfer Interest shall not extinguish Sierra's right of first refusal with respect to any extensions of such lease or with respect to any other leases, sales or other dispositions of any Transfer Interest.

23. Notices. Whenever in this Agreement it shall be required, permitted, or desired that notice or demand be given by either Party to or on the other, such notice or demand shall be in writing and may be either personally served or sent by United States mail and shall be deemed to have been given when personally served, when deposited in the United States mail, certified or registered, with postage prepaid and properly addressed or when transmitted by facsimile.
Provided however, notices delivered by facsimile shall only be effective if delivered on a day that is considered a regular business day by both parties.
For the purposes hereof, the addresses of the Parties hereto, until notice of a change thereof is given as provided in this paragraph, shall be as follows:

                                       22

SIERRA:

Sierra Pacific Power Co.
Power and Fuel Contracts Manager
6100 Neil Road, Reno, NV 89511
P.O. Box 10100
Reno, NV 89520
Phone: (702) 689-4889
Telecopy: (702) 689-4202

Seller:

Nevada Geothermal Power Partners, Limited Partnership
Randy Goldenhersh
6200 South Syracuse Way, Suite 125
Englewood, Co 80111
Phone: (303) 721-9550
Telecopy: (303) 779-8082

24. Force Majeure.

     (a) The term Force Majeure as used herein means unforeseeable causes beyond the reasonable control of and without the fault or negligence of the Party claiming Force Majeure such as acts of God, labor disputes, acts of a public enemy, war, riot or other civil disturbance, epidemics or earthquake. Unless caused by an independent identifiable event of Force Majeure, the non-availability of geothermal resource supply to generate capacity and energy from the Project shall not be considered an event of Force Majeure.

     (b) If either Party, because of Force Majeure, is rendered wholly or partly unable to perform its obligations under this Agreement, that Party shall be

                                       23

excused from whatever performance is affected by the Force Majeure to the extent so affected, provided that:

          (1) The Party claiming Force Majeure promptly gives the other Party oral notice, followed by written confirmation describing the particulars of the occurrence.

          (2) The suspension of performance is of no greater scope and of no longer duration than is required by the Force Majeure.

          (3) The nonperforming Party uses its best efforts to remedy its inability to perform. This subsection shall not require settlement of any strike, walkout, lockout, or other labor dispute on terms which in the sole judgment of the Party involved in the dispute, are contrary to its interest. It is understood and agreed that settlement of strikes, walkouts, lockouts, or other disputes shall be at the sole discretion of the Party having the difficulty.

          (4) When the nonperforming Party is able to resume performance of its obligation under this Agreement, that Party shall give the other Party written notice to that effect.

25. Successors in Interest. This Agreement shall be binding on both Parties, and on their heirs, successors in interest, and permitted assigns except as provided in Section 26 below.

26. Assignment. Subject to Section 27 below, neither Party shall voluntarily assign this Agreement without the prior written consent of the other Party. Such consent shall not be unreasonably delayed or withheld. Any assignment made without such consent shall be void.

27. Collateral Assignments. Either Party shall have the right, without the other
Party's consent, but with a thirty (30) day prior written notice to the other
Party, to make a collateral assignment of its rights under this Agreement to

                                       24

satisfy the requirements of __ development, construction, or _____ long-term financing.

     A collateral assignment as described above shall not constitute a delegation of Seller's obligations under this Agreement, and this Agreement shall not bind the collateral assignee. Any collateral assignee succeeding to any portion of the ownership interest of Seller in the Project shall be considered Seller's successor in interest and shall thereafter be bound by this
Agreement.

     Such assignment shall not increase Sierra's obligations nor decrease
Sierra's rights hereunder.

28. Entire Agreement. This document constitutes the entire agreement of the
Parties and supersedes all previous agreements whether written or oral. This
Agreement may be amended only by an instrument in writing signed by both Parties hereto.

29. Governing Law. This Agreement shall be interpreted, governed by and construed according to the laws of the State of Nevada, as if executed and to be performed wholly within the State of Nevada. Any litigation by the Parties as to this Agreement shall be in a court of competent jurisdiction in the State of
Nevada.

30. Munson Geothermal, Inc. Reorganization. The obligation of Sierra to purchase capacity and energy from Seller pursuant to this Agreement is hereby made expressly conditional on all of the following:

     (a) Execution by the Bankruptcy Trustee of Munson Geothermal, Inc., Case
No. 88-278, Ch. 11, pending in the United States Bankruptcy Court, District of
Nevada, and/or the reorganized debtor, at Sierra's discretion, of a written
Release of All Claims in a form acceptable to Sierra, releasing Sierra from all claims the Bankruptcy Trustee of Munson Geothermal, Inc. and/or the reorganized

                                       25

debtor, at Sierra's discretion or may have, known or unknown including, but not limited to, the claims in the Complaint in Adversary No. ADV88-0124;

     (b) Execution by the Bankruptcy Trustee of Munson Geothermal, Inc., of a
written Stipulation for Dismissal With Prejudice of Adversary Proceeding No.
ADV88-0124, styled "In Re Munson Geothermal, Inc. and/or the reorganized debtor, at Sierra's discretion, and its wholly Owned Subsidiary, Volcano Drilling
Company, debtor; Munson Geothermal, Inc., a Delaware corporation, plaintiff, v.
Sierra Pacific Power Company, a Nevada corporation, defendant"; and

     (c) Confirmation by the United States Bankruptcy Court of a Plan of
Reorganization in the Munson Geothermal, Inc. Ch. 11 Reorganization, Case No.
88-278 which provides for all of the following:

          (1) The Release of All Claims and Stipulation for Dismissal with
     Prejudice of the Adversary Proceeding executed by the trustee and/or reorganized debtor (if any) as provided in Paragraphs 30(a) and (b);

          (2) A complete assignment of all rights and obligations from the trustee to the reorganized debtor (if any) of the three power contracts which were previously terminated by Sierra and which shall be terminated upon the execution of the Release and Stipulation, namely: The Long Term
     Agreement for the Purchase and Sale of Electricity between Sierra Pacific
     Power Company and Munson Geothermal, Inc. from the Black Butte I Project dated October 10, 1986; The Long Term Agreement for the Purchase and Sale
     of Electricity between Sierra Pacific Power Company and Munson Geothermal,
     Inc. from the Black Butte II Project dated October 10, 1986; and The Long
     Term Agreement for the Purchase and Sale of Electricity between Sierra
     Pacific Power Company and Munson Geothermal, Inc. for Brady/Ormat Project
     dated October 10, 1986, and all rights arising under the lawsuit designated as Adversary Proceeding No. 88-0124;

                                       26

          (3) The _______ of all rights to the real _______ and underlying geothermal leaseholds to develop Seller's Project; and

          (4) The incorporation and adoption of the terms of this agreement in its entirety and without change.

     The Seller shall take all reasonable action necessary to secure confirmation by the United States Bankruptcy Court of a Plan of Reorganization
as provided for in (c) above which incorporates and adopts this Agreement in its entirety and without change. Confirmation by the United States Bankruptcy Court of such Plan of Reorganization which approves this Agreement shall be sought as soon as reasonably practical subsequent to the date of execution of this
Agreement. Failure of the United States Bankruptcy Court to enter a final non-appealable order confirming, within ninety (90) days of Sierra's execution of this Agreement, a Plan of Reorganization which approves this Agreement shall terminate this Agreement.

31. PSCN Approval. The obligation of Sierra to purchase capacity and energy from
Seller pursuant to this Agreement is hereby made expressly conditional on the approval of this Agreement by the PSCN. The Parties shall take all reasonable actions necessary to secure approval by the PSCN of this Agreement in its entirety and without change. PSCN approval shall be sought as soon as reasonably practicable subsequent to the date of execution of this Agreement. Failure of the PSCN to approve this Agreement shall terminate this Agreement effective as of the date of such PSCN action. PSCN approval shall not be considered to have occurred unless the PSCN issues an order within ninety (90) days of the filing of this Agreement for approval, which order:

     (a) Approves this Agreement in its totality and without change; and

                                       27

     (b) Makes a specific finding and order that the ______ 13,500 kilowatt rating shall be included as a QF capacity resource addition eligible to meet
Sierra's firm capacity and load requirements; and

     (c) Makes a specific finding and order that Sierra acted in a reasonable and prudent manner in executing this Agreement.

32. Dispute Resolution. In the event that a dispute should arise between Sierra and Seller concerning the terms and enforcement of this Agreement, the Parties agree to resolve their dispute by means of binding arbitration conducted in
Reno, Nevada, under the rules and procedures of the American Arbitration
Association. The Parties shall first endeavor to select a single arbitrator who, by reason of his/her education and experience, is mutually acceptable to both
Parties. If the Parties are unable to agree upon a single arbitrator, they shall each choose one (1) arbitrator, and the two arbitrators thus selected shall choose a third arbitrator to form a three-member panel to hear and resolve the dispute. In preparing their cases for presentation to the arbitrator(s), the
Parties shall have the same rights of discovery afforded to litigants under the
Nevada Rules of Civil Procedure and the local rules of the Second Judicial
District Court of Washoe County, Nevada.

                                       28

33. Multiple Originals. __ (2) copies of this Agreement have been executed by the Parties. Each executed copy shall be deemed an original.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on this
5 day of OCT, 1990.

Sierra:
SIERRA PACIFIC POWER COMPANY

By: /s/ Illegible                          -------
    ------------------------------------    APPVD.
TITLE: Vice President                      -------
       Electric Operations                 ___ ___
                                           -------
                                           ___ ___
                                           -------

Seller:

NEVADA GEOTHERMAL
POWER PARTNERS, LIMITED PARTNERSHIP

By

HOT SPRINGS POWER COMPANY
A Managing General Partner

By: /s/ Illegible
    ------------------------------------
TITLE: President
DATE: 9/28/90

                                       29